Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-213454) pertaining to the Linear Technology Corporation 2005 Equity Incentive Plan and the Analog Devices, Inc. Amended and Restated 2010 Equity Incentive Plan of our report dated August 25, 2016, with respect to the consolidated financial statements and schedule of Linear Technology Corporation for the year ended July 3, 2016, included in Analog Devices, Inc.’s Current Report on Form 8-K dated November 30, 2016 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 14, 2017